Exhibit 10.2
Separation and Release Agreement
This Separation and Release Agreement (“Agreement”), effective as of December 31, 2022, is entered into by and between Robert A. Moore (“You”) and VSE Corporation, with headquarters located at 6348 Walker Lane, Alexandria, VA 22310, and its subsidiaries and affiliates (the “Company”).
WHEREAS, you and the Company have agreed to your mutual separation of employment effective December 31, 2022;
WHEREAS, the Company provided you with a written notice on November 21, 2022 related to your termination of employment effective on December 31, 2022; and
WHEREAS, you have agreed to enter into this Agreement in order to be entitled to severance in exchange for a release as described below.
NOW THEREFORE, you and the Company intend to be legally bound by this Agreement and are entering into this Agreement in reliance on the promises made to each other in this Agreement. Under this Agreement, your employment will end, and you and the Company agree to settle all issues concerning your employment and separation from the Company. You agree that, by signing this Agreement, you are formally resigning from all positions you hold with the Company as of the Separation Date and you will sign any additional paperwork that may be required by the Company or law to effectuate such resignation.
1.Separation Date. Your employment with the Company will end on December 31, 2022 (the “Separation Date”).
2.Separation Benefits. In consideration of your consent to this Agreement, the Company shall provide you with the following benefits pursuant to Section 5(a) of the executive employment agreement between you and the Company dated as of September 24, 2019 (“Employment Agreement”):
a)Severance. The Company will pay you (i) any accrued but unpaid base salary through the Separation Date; and (ii) a severance payment equal to the monthly average of your base salary for the previous 12 months in the amount of $343,200 (before tax withholdings) in consideration for an 18-month Non-Interference Period (as defined in the Employment Agreement). The severance payment will be paid in a lump sum following your acceptance of this Agreement and the expiration of the revocation period. All applicable life and disability benefits, as well as all health insurance, vision, dental, and other benefits will end on your Separation Date.
b)Deferred Supplemental Compensation Plan Benefits. Pursuant to the terms of the Company’s Deferred Supplemental Compensation Plan (“DSC Plan”), as of the Separation Date, you have vested in 50% of your DSC Plan benefits in the amount of $91,740. Your DSC benefit will be payable to you on the second anniversary of your Separation Date so long as you have complied with the restrictive covenants and other terms of the DSC Plan.
3.Promises to the Company.
a)Company Property. On your Separation Date, you will, return to the Company any Company property that you now have, including identification card, access card, office keys, computer, company manuals, office equipment, records and files.
b)Proprietary Rights Agreement Compliance. You agree to comply with the terms of the Proprietary Rights Agreement signed by you on April 2, 2020, and attached hereto as Exhibit A, including all the provisions regarding confidentiality, inventions, use and return of proprietary information and trade secrets, and non-solicitation, among others.
c)Non-disparagement. You agree not to hereafter engage in conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports, or comments) that are disparaging or damaging to the integrity, reputation, or good will of the Company and its

Exhibit 10.2
officers and directors. A disparaging statement is any communication, oral or written, that would cause or tend to cause humiliation or embarrassment or to cause a recipient to question the business condition, integrity, product and service, quality, confidence, or good character of the Company and its officers and directors. Such prohibited statements or remarks include, but are not limited to, comments, pictures, direct messages, or any posting on any social media platform including, among others, Facebook, Snapchat, Twitter, LinkedIn, and Instagram.
d)Restrictive Covenants Pursuant to Employment Agreement. For a period of eighteen (18) months from the Separation Date, you agree to comply with the terms of your restrictive covenants set forth in your Employment Agreement, including the non-compete and non-solicitation obligations under Section 8(c) of the Employment Agreement.
e)Restrictive Covenants Pursuant to DSC Plan. For a period of twenty-four (24) months from the Separation Date, you agree to comply with the terms of your restrictive covenants set forth in the DSC Plan.
4.Administrative Charges and Other Regulatory Agencies. Nothing in this Agreement shall prevent you from communicating any concern about the Company to any federal, state, or local government enforcement agency, including but not limited to enforcement agencies authorized to investigate claims of employment discrimination (e.g., the EEOC). Likewise, nothing in this Agreement shall prevent any government agency from separately enforcing any statute within its jurisdiction (e.g., Title VII, the ADEA, and/or any other employment discrimination or retaliation laws). You, however, affirm that you are waiving all rights to, and will not participate in, any award of monetary relief obtained in connection with any subsequent complaint, charge, or lawsuit filed against the Company by any person.
5.Release of Liability. By signing this Agreement, you knowingly and voluntarily release and forever discharge the Company and any of its affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, all of whom are intended third-party beneficiaries of this Agreement (collectively, the “Released Persons”), of and from any and all claims, known and unknown, asserted or unasserted, you have or may have against the Company as of the date of execution of this Agreement, including, but not limited to, any alleged violation of Title VII to the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and any other claim under federal, state, or local law and whether based on statute, contract, or common law. This release shall not apply to (a) outstanding salary owed as of the Separation Date; (b) vested and accrued employee benefits under the Company’s DSC, health, welfare, or retirement benefit plans, as of the Separation Date; (c) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; and (d) any claims which by law cannot be waived by signing this Agreement.
6.Enforceability. The parties intend to be bound by all provisions of this Agreement. If any provision is determined to be invalid by a competent court, the parties agree that only that specific provision shall be deemed invalid and the rest of the Agreement shall remain enforceable.
7.Governing Law. This Agreement is subject to the laws of the Commonwealth of Virginia. Any disputes involving or related to this agreement shall be litigated in the state or federal courts with jurisdiction over Fairfax County, Virginia.
8.Entire Agreement. This Agreement represents the sole and entire agreement between you and the Company and supersedes all prior agreements, negotiations and discussions, whether written or oral, between you and the Company with respect to your termination of employment.
9.Modifications. The understandings set forth herein may not be altered or changed except by the mutual agreement of the parties, evidenced in a writing signed by all parties and specifically identified as an amendment to this Agreement.
10.No Admission of Liability. You acknowledge and agree that nothing contained in this Agreement shall be construed as an admission by the Company of any: (a) liability; (b) violation of any federal,

Exhibit 10.2
state, or local law, regulation or order; (c) breach of contract, actual or implied; (d) commission of any tort; or (e) other wrongdoing.
11.Non-Waiver. The failure of either party to insist, in any one or more instances, on compliance with or performance of any of the terms, promises or conditions of this Agreement, or to exercise any of its rights, shall not be construed as a waiver or relinquishment of such term, promise, condition or right with respect to further compliance with or performance.
12.Your Understanding.  By signing this Agreement, you admit and agree that:
You have read this Agreement.
a)You understand it is legally binding, and you are advised to review it with a lawyer of your choice.
b)You have the opportunity to take up to 21 calendar days to consider whether to sign this Agreement, during which time you are advised to discuss it with a lawyer of your choice before or after signing it and, if you sign it before the end of that period, you do so of your own free will and with the full knowledge that you could have taken the full period.
c)You realize and understand that the release covers certain claims, demands, and causes of action against the Company and any Released Persons, including those under ADEA.
d)You understand that the terms of this Agreement are not part of an exit incentive or other employment termination program being offered to a group or class of employees.
e)You are signing this Agreement knowingly, voluntarily with the understanding of its consequences, and you have not been forced or coerced in any way.
YOU MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY YOU SIGN THIS AGREEMENT. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO MS. KRISTA STAFFORD AND STATE “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT.” THE REVOCATION MUST BE EMAILED TO MS. STAFFORD AT KRSTAFFORD@VSECORP.COM AND MAILED TO HER AT COMPANY HEADQUARTERS AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER YOU SIGN THIS AGREEMENT. IF THE LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY, OR LEGAL HOLIDAY, THE REVOCATION PERIOD SHALL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY WHICH IS NOT A SATURDAY, SUNDAY, OR LEGAL HOLIDAY. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.
If you wish to accept the terms described in this Agreement, please signify your agreement by signing your name in the space provided on the bottom of this page. Please return the signed document via email to Ms. Krista Stafford.

[Signature page to follow]

Exhibit 10.2
For good and valuable consideration, including mutually enforceable promises as described above, the Parties accept the terms and conditions of this Agreement.

AGREED:                        FOR COMPANY:
Robert A. Moore                    John A. Cuomo
Printed Name                        Printed Name

/s/ Robert A. Moore                    /s/ John A. Cuomo
Signature                        Signature

                            President and Chief Executive Officer
Title

Exhibit 10.2
Exhibit A

Proprietary Rights Agreement